FOR IMMEDIATE RELEASE
December 19, 2008

DISCOVERY COMMUNICATIONS SETS ANNUAL MEETING DATE

Silver Spring, Md. – The Board of Directors of Discovery Communications, Inc. (Nasdaq: DISCA DISCB, DISCK) has set May 11, 2009, as the date for Discovery’s first annual stockholders’ meeting. Holders of record of Discovery’s Series A and Series B common stock as of March 16, 2009, will be electing the two Class I members of the company’s Board of Directors whose terms expire at the 2009 annual stockholders’ meeting. The remaining six common stock directors have terms expiring at the 2010 and 2011 annual stockholders’ meetings. The holders of the company’s Series A preferred stock will elect the remaining three directors.

The terms of the current Class I directors will expire on the date of this annual meeting. The directors elected at the May 11, 2009, annual meeting will serve terms ending on the date of Discovery’s annual stockholders’ meeting to be held in 2012.

The annual meeting will convene on May 11, 2009, at 10:00 a.m. Eastern Time at the Discovery office located at One Discovery Place, Silver Spring, Maryland 20910. Proxy materials and Discovery’s 2008 annual report will be made available to stockholders in accordance with Discovery’s bylaws and NASDAQ requirements.

Stockholder Proposals and Director Nominations
To be considered for inclusion in the proxy statement, stockholder proposals must be submitted in writing to the Corporate Secretary, Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910 by January 30, 2009. Stockholder proposals to be introduced from the floor of the annual meeting and director nominations must be submitted in writing to the Corporate Secretary, Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910, and be received by the Corporate Secretary by March 3, 2008.

About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world’s number one nonfiction media company reaching more than 1.5 billion cumulative subscribers in over 170 countries. Discovery empowers people to explore their world and satisfy their curiosity through 100-plus worldwide networks, led by Discovery Channel, TLC, Animal Planet, Science Channel, Planet Green, Investigation Discovery and HD Theater, as well as leading consumer and educational products and services, and a diversified portfolio of digital media services including HowStuffWorks.com. For more information, please visit www.discoverycommunications.com.

“Cumulative subscribers” in the U.S. refers to the collective sum of the total number of U.S. subscribers to each of Discovery’s U.S. channels. A U.S. subscriber is a single household that receives the applicable Discovery channel from its cable, satellite or other television provider. The term cumulative subscribers in the U.S. also includes approximately eight million cumulative subscribers in Canada who receive direct feeds of TLC and Military Channel from Discovery networks U.S. Cumulative subscribers outside the U.S. refers to the collective sum of the total number of international subscribers to each of Discovery’s networks or programming services outside of the U.S. An international subscriber is a single household that receives the applicable Discovery network or programming service from its cable, satellite or other television provider, including those who receive Discovery networks from pay-television providers without charge pursuant to various pricing plans that include free periods and/or free carriage.

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Investor Contact:	Media Contact:
Craig Felenstein 212-548-5109 Craig_Felenstein@discovery.com	Michelle Russo 240-662-2901 Michelle_Russo@discovery.com